EXHIBIT 4.1

                              CONSULTING AGREEMENT

     AGREEMENT (the "Agreement") is made and entered into this 24th day of July, 2002, by and between Pacific Magtron International Corp., a Nevada corporation (the "Company"), and Brien G. Reidy (the "Consultant").

                                R E C I T A L S :

     WHEREAS, the Company desires to obtain Consultant's consulting services in connection with the evaluation of the Company's business and management, identification and assistance in evaluating future business opportunities and acquisitions, and the other matters set forth in this Agreement; and

     WHEREAS, Consultant desires to provide such services to the Company directly for a fee that will compensate Consultant for time spent for services rendered and costs advanced by Consultant as contemplated in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and conditions hereinafter set forth, the parties agree as follows:

     1. RETENTION OF CONSULTANT. The Company hereby engages and retains Consultant and Consultant hereby agrees to use Consultant's best efforts to render to the Company the consulting services for a period of one hundred eighty
(180) days from the date of this Agreement or such additional periods as agreed upon in writing by the parties.

     2. CONSULTANT'S SERVICES. Consultant's services under this Agreement shall consist of the following:

          2.1 Review and analyze strategic business and financial plans relating to the Company;

          2.2 Review and analyze the Company's operations, business, financial condition and prospects;

          2.3 Review and analyze the advisability, price or structure of an acquisition or of the disposition of any of the Company's assets; and

          2.4 Participate, advise and assist in negotiations between the Company and prospective acquisition candidates.

     3. PAYMENT FOR SERVICES. The Company shall pay Consultant for the services to be rendered hereunder by issuing Consultant two options exercisable to purchase Common Stock (each an Option, collectively, the "Options"). The Options shall have the following terms:

          3.1 The first Option shall be exercisable to purchase one hundred thousand (100,000) shares of the Company's Common Stock, par value $.001 per share, at $.65 per share. The Option will expire on September 22, 2002, at 5:00 p.m. PST and shall be deemed to have a value of $1,000.
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          3.2 The second  Option  shall be  exercisable  to purchase one hundred thousand (100,000) shares of the Company's Common Stock, par value $.001 per share, at $1.00 per share. This Option shall vest and become exercisable beginning 30 days from the date of this Agreement and shall expire on October 22, 2002 at 5:00 p.m. PST. This Option shall be deemed to have a value of $1,000.

          3.3 The Options may be exercised in whole or in part from time to time by delivering written notice, via facsimile, with original by next day delivery, along with full payment of the exercise price for any exercise, to the Company. The Consultant may pay the exercise price in cash or by cashless exercise. In the case of a cashless exercise, the Consultant will surrender the Option to be exercised to the Company together with a notice of cashless exercise, in which event the Company will issue to the Consultant the number of shares of Common Stock underlying the Option to be exercised determined as follows and otherwise in accordance with the terms of the Option to be exercised:

               X = Y(A-B)/A
     Where
               X = the number of shares of Common Stock to be issued to the
                   Consultant.

               Y = the number of shares of Common  Stock with respect to which the Option is being exercised.

               A = the average of the closing prices of the Common Stock for the five (5) Trading Days immediately prior to (but not including) the date of exercise.

               B = the exercise price of the Option to be exercised.

          3.4 The issuance of the Options shall be deemed full and complete consideration for the services to be rendered by Consultant under this Agreement. The Company will reimburse Consultant for all direct expenses incurred by Consultant in performing such services. Consultant shall obtain the approval of the Company prior to incurring any expenses. Consultant will tender requests for reimbursement to the Company and the Company will make the reimbursement to Consultant within ten (10) days after its receipt of written notification.

     4. CONSULTANT'S TIME COMMITMENT. Consultant shall devote such time as reasonably requested by the Company for consultation, advice and assistance on matters described in this Agreement and provide the same in such form as the Company requests. The Company agrees that Consultant shall not be prevented or barred from rendering services similar or dissimilar in nature for and on behalf of any person, firm or corporation other than the Company.

     5. INDEPENDENT CONTRACTOR. The relationship created under this Agreement is that of Consultant acting as an independent contractor. The parties acknowledge and agree that Consultant shall have no authority to, and shall not, bind the Company to any agreement or obligation with any third party. The parties also acknowledge that Consultant is not providing legal or accounting services or services as a broker/dealer and such services must be obtained by the Company from other parties.

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     6. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.  Consultant shall maintain as secret and confidential all valuable information heretofore or hereafter acquired, developed or used by the Company relating to its business, operations, employees and customers that may give the Company a competitive advantage in its industry (all such information is hereinafter referred to as "Confidential Information"). The parties recognize that, by reason of Consultant's duties
under  this  Agreement,   Consultant  may  acquire   Confidential   Information.
Consultant recognizes that all such Confidential Information is the property of the Company. During the term of Consultant's engagement by the Company, Consultant shall exercise all due and diligent precautions to protect the integrity of any or all of the Company's documents containing Confidential Information. In consideration of the Company entering into this Agreement, Consultant shall not, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained during Consultant's engagement by the Company without the prior written consent of the Company. The parties agree that this Paragraph 6 shall survive the termination of this Agreement.

     7. COMMUNICATIONS WITH CONSULTANT. Consultant will not independently conduct a due diligence review of the Company and will, to a great extent, be relying upon information provided by the Company in rendering services under this Agreement.

     8. EXCULPATION OF LIABILITY AND INDEMNIFICATION. All decisions with respect to consultations or services rendered by Consultant for transactions negotiated for and presented to the Company by Consultant shall be those of the Company, and Consultant shall have no liability with respect to such decisions. In connection with the services Consultant renders under this Agreement, the
Company indemnifies and holds Consultant harmless against any and all losses, claims, damages and liabilities and the expense, joint and several, to which Consultant may become subject and will reimburse Consultant for any legal and other expenses, including attorney's fees and disbursements incurred by Consultant in connection with investigating, preparing or defending any actions commenced or threatened or claim whatsoever, whether or not resulting in the liability, insofar as such are based upon the information the Company has supplied to Consultant under this Agreement. In connection with the services Consultant renders under this Agreement, Consultant indemnifies and holds the Company harmless against any and all losses, claims, damages and liabilities and the expense, joint and several, to which Company may become subject and will reimburse Company for any legal and other expenses, including attorney's fees and disbursements incurred by the Company in connection with investigating, preparing or defending any actions commenced or threatened or claim whatsoever, whether or not resulting in the liability, insofar as such are based upon or in connection with the services Consultant has rendered under this Agreement.

     9. S-8 REGISTRATION. The Company will prepare an S-8 Registration covering the shares of Common Stock issuable upon exercise of the Options and will use its best efforts to file the Registration Statement within thirty (30) days of the execution of this Agreement and to keep the Registration Statement effective for the shorter of (i) the term of the Options, (ii) Consultant has sold all of the shares issuable under the Options, or (iii) all of the shares issued under the Options are eligible for sale under Rule 144.

     10. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter contained herein. There are no representations or warranties other than as shall be set forth in this Agreement.

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     11. WAIVER.  No waiver or  modification  of this  Agreement  shall be valid unless in writing and signed by the parties to this Agreement.

     12. NOTICES. All notices, consents, requests, demands and offers required or permitted to be given under this Agreement will be in writing and will be considered properly given or made when personally delivered to the party entitled thereto, or when mailed by certified United States mail, postage prepaid, return receipt requested, addressed to the addresses appearing in this Agreement. A party may change his address by giving notice to the other party to this Agreement.

     13. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall constitute one agreement. It shall not be required that any single counterpart hereof be signed by the parties, so long as each party signs any counterpart of this Agreement.

     14. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     15. ATTORNEYS' FEES. In case of any action or proceeding to compel compliance with, or for a breach of, any of the terms and conditions of this Agreement, the prevailing party shall be entitled to recover from the losing party all costs of such action or proceeding, including, but not limited to, reasonable attorneys' fees.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the day and year first above written.



                                        PACIFIC MAGTRON INTERNATIONAL CORP.,
                                        a Nevada corporation

                                        By /s/ Theodore S. Li
                                           -------------------------------------

                                        Its Chairman and Chief Executive Officer
                                            ------------------------------------

                                        Address:  1600 California Circle
                                                  Milpitas, CA  95035



                                        /s/ Brian G. Riedy
                                        ----------------------------------------
                                        Brien G. Reidy

                                        Address:  102 Old Stone Hwy
                                                  E. Hampton, NY, 11937

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